Exhibit 99

[LOGO] RPC, INC.
An Oil & Gas Services Company

FOR IMMEDIATE RELEASE

         RPC, Inc. Announces Stock Split and Third Quarter Cash Dividend
         ---------------------------------------------------------------

ATLANTA, October 26, 2005 -- RPC, Inc. (NYSE: RES) today announced that its Board of Directors has approved a three-for-two split of the Company's outstanding common stock. The split will be effected by issuing one additional share of common stock for every two shares of common stock held. The additional shares of common stock will be distributed on December 12, 2005 to holders of record at the close of business on November 11, 2005. No fractional shares will be issued. Fractional share amounts resulting from the split will be paid to shareholders in cash.

The Board of Directors also declared a quarterly dividend of $0.04 per share payable December 12, 2005 to common shareholders of record at the close of business on November 11, 2005. The cash dividend will be paid on pre-split shares.

Richard A. Hubbell, RPC's Chief Executive Officer, stated, "This is the third split in RPC's history and the second in 2005. The decision by our Board is a response to our strong earnings and stock price performance. We believe that this will reward our current shareholders and increase the investment appeal of our common stock."

RPC provides a broad range of specialized oilfield services and equipment primarily to independent and major oilfield companies engaged in the exploration, production and development of oil and gas properties throughout the United States, including the Gulf of Mexico, mid-continent, southwest and Rocky Mountain regions, and in selected international markets. RPC's oil and gas services operating business units include Cudd Pressure Control, Patterson Services and Bronco Oilfield Services. RPC's investor Web site can be found on the Internet at http://www.rpc.net.

For information about RPC, Inc., please contact:

Ben M. Palmer
Chief Financial Officer
404.321.2140
irdept@rpc.net

Jim Landers
Corporate Finance
404.321.2162
jlanders@rpc.net